CONSENT TO MODIFICATIONS

This Consent to Modifications, dated December 5, 2011, is given and agreed to by the “Purchasers” under the Fifth Amended and Restated Note and Warrant Purchase Agreement by and among the Purchasers, Integral Vision, Inc., a Michigan corporation (the "Company"), and The Klonoff Company, Inc. as Agent.

Factual Statements

A.	The undersigned is a Purchaser under the Fifth Amended and Restated Note and Warrant Purchase Agreement (as modified December 15, 2008, January 28, 2009, June 10, 2009, June 23, 2009, September 16, 2009, April 19, 2009, June 18, 2010, and November 15, 2011), dated effective as of the date of execution by such Purchaser, for the purchase of the Notes and Warrants of the Company (the “Purchase Agreement”).

B.	Limitations on equity security which can be issued by the Company under employee compensation plans were raised in April 2010. Since then, the Company has been required to raise funds to maintain operations by issuing equity securities which have diluted the interest of key officers and employees in the future potential of the Company. It is in the interest of the shareholders and Note and Warrant holders to allow the Company to issue additional equity securities under its employee compensation plans to increase the incentive compensation for the Company’s key officers and employees (from the 8,328,000 shares authorized in the April 2010 Consent to Modifications to the 15,000,000 shares proposed herein – an increase of 6,672,000 shares).

Agreement

1.	Modifications. The undersigned agree to the modifications to the Purchase Agreement as follows:

Section 8.11.: Limitations on equity securities which may be issued under employee compensation plans. The following shall replace the current section in its entirety:

Issue restricted stock bonuses, new stock options, or link other bonus plans to the change in the price of its Common Stock to its current employees, officers, or directors (current employees, officers, or directors being defined as any individuals that were engaged in such capacities at any time from January 1, 2007 to the effective date of this Consent to Modifications for this section) outside of the 2004 Employee Stock Option Plan and the 2008 Integral Vision, Inc. Equity Incentive Plan as amended (collectively, the “Plans”) or have net awards from the “Plans” in the amount exceeding Fifteen Million (15,000,000) issued or issuable shares of its Common Stock as adjusted for recapitalization or reorganization pursuant to the Plans without the approval of the majority of the Note holders until all Class 2 Notes are repaid (where net awards is defined as all of the issued or issuable shares granted/awarded pursuant to the Plans less the issuable share grants/awards which have been surrendered, cancelled, or forfeited prior to July 17, 2010 plus new share awards issued under the Plans after July 18, 2010). Awards issued after December 5, 2011 pursuant to this paragraph shall not vest (applicable to restricted stock bonuses) or be exercisable (applicable to new stock options) until the shareholders of the Company amend the Articles of Incorporation to increase the authorized number of shares of its common stock outstanding to a minimum of One Hundred Twenty Million (120,000,000) shares.

December 5, 2011 -- Integral Vision, Inc. -- Consent to Modifications	1

2.	Voluntary and Informed Execution. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT THE MODIFICATIONS SET FORTH HEREIN WERE KNOWINGLY AND VOLUNTARILY MADE.

3.	Effective Date. This agreement shall be effective on the date that the majority of the holders of the Notes and Shares currently outstanding under said Purchase Agreement, the Company (as authorized by its Board of Directors), and the Agent have signed this Consent to Modification.

Signed:

Integral Vision, Inc.

/s/ Charles J. Drake

Charles J. Drake

Chairman

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Signed:

P. Robert Klonoff

/s/ P. Robert Klonoff

By P. Robert Klonoff

Susan J. Klonoff

/s/ Susan J. Klonoff

By Susan J. Klonoff

The Klonoff Company, Inc. (as Agent for the note holders and also as an owner of shares and Notes)

/s/ P. Robert Klonoff

By P. Robert Klonoff, its President

December 5, 2011 -- Integral Vision, Inc. -- Consent to Modifications	3

Signed:

John R. Kiely, III (personally)

Kiely 1979 Trust FBO John R. Kiely, III

John R. Kiely, Trustee

John R. Kiely, III Trust dated May 22, 2007,

John R. Kiely, III, Trustee

Marital Deduction Trust created under the John R. and Margaret Lee Kiely 1979 Trust

John R. Kiely, Trustee

John R. & Margaret Lee Kiely Revocable Trust,

John R. Kiely, III, Trustee

Margaret Lee Kiely 1996 Family Trust

John R. Kiely, Trustee

Kiely 1979 Trust FBO Margaret Harris

John R. Kiely, Trustee

Kiely 1979 Trust FBO Kathryn Felix

John R. Kiely, Trustee

Kiely 1979 Trust FBO Pam Oatis

John R. Kiely, Trustee

Michael Hughes Kiely Family Trust, dated November 4, 1986,

John R. Kiely, III, Trustee

/s/ John R. Kiely, III

John R. Kiely, III

In his respective capacities

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Signed:

Michael H. Kiely

Michael H. Kiely, Beneficiary (self-directed IRA account)

TD Ameritrade, Inc., Custodian for Michael H. Kiely, Account # 370-91506

Michael H. Kiely, Trustee for the Michael Hughes Kiely Family Trust, dated November 4, 1986

/s/ Michael H. Kiely

Michael H. Kiely

(Personally, as Trustee for Michael Hughes Family Trust, and as Beneficiary for his IRA)

Signed:

Dean Witter Reynolds	Industrial Boxboard Company
Custodian for John N. Hunter	John N. Hunter, its General Partner
IRA Rollover dtd 3-30-2000	2249 Davis Court
MSDW Account #112-014301	Hayward, CA 94545
245 Lytton Avenue, Suite 200
Palo Alto, CA 94301

J.N. Hunter and J.A. Hunter, Trustees
Industrial Boxboard Corporation
Profit Sharing Plan and Trust	by /s/ J.N. Hunter
(July 1, 1989 Restatement and	J.N. Hunter, in his capacities as
subsequent restatements)	Beneficial Owner of the IRA Rollover,
2249 Davis Court	Trustee of the Profit Sharing Plan,
Hayward, CA 94545	and General Partner of the Industrial
Boxboard Company

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